Exhibit 4.1

WHIRLPOOL FINANCE LUXEMBOURG S.À R.L.

WHIRLPOOL CORPORATION

CERTIFICATE OF DESIGNATED OFFICERS

November 9, 2017

Pursuant to Sections 2.01, 2.03 and 11.05 of the Indenture, dated as of November 2, 2016 (the “Indenture”), among Whirlpool Corporation (the “Parent Guarantor”), Whirlpool Finance Luxembourg S.à r.l. (the “Issuer”) and U.S. Bank National Association, as Trustee (the “Trustee”), and pursuant to resolutions adopted by the Board of Directors of the Parent Guarantor on April 21, 2015 and resolutions adopted by the Board of Managers of the Issuer on October 25, 2016 and November 2, 2017 (collectively, the “Resolutions”), the undersigned officers of the Parent Guarantor and authorized agents of the Issuer do hereby certify that there is hereby approved and established pursuant to the Indenture, €600,000,000 aggregate amount of the Issuer’s 1.100% Senior Notes due 2027 (the “Securities”) whose terms shall be as set forth in Annex A-1 attached hereto.

The undersigned officers and agents (i) have read the applicable provisions of the Indenture, (ii) have reviewed the form and terms of the Securities, (iii) have made such examination or investigation as is necessary, in the opinion of the undersigned, to enable the undersigned to express an informed opinion as to whether or not the applicable conditions precedent under the Indenture have been complied with, (iv) hereby certify that the applicable conditions precedent under the Indenture have been complied with and (v) hereby certify that the form and terms of the Securities comply with the Indenture.

Capitalized terms used but not defined herein have the meanings ascribed thereto in the Indenture.

IN WITNESS WHEREOF, each of the undersigned has signed his or her name as of the date first written above.

By:	/s/ Joseph Lovechio
Name:	Joseph Lovechio
Title:	Vice President and Corporate Controller, Whirlpool Corporation

By:	/s/ Matthew M. Nochowitz
Name:	Matthew M. Nochowitz
Title:	Vice President, Tax and Treasurer, Whirlpool Corporation

By:	/s/ Matthew M. Nochowitz
Name:	Matthew M. Nochowitz
Title:	Authorized Signatory, Whirlpool Finance Luxembourg S.à r.l.

By:	/s/ Carlos E. Carvalho
Name:	Carlos E. Carvalho
Title:	Authorized Signatory, Whirlpool Finance Luxembourg S.à r.l.

Certificate of Designated Officers

ANNEX A-1

1.100% Senior Notes due 2027

1.    The title of the Securities shall be the “1.100% Senior Notes due 2027” (the “Notes”).

2.    The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture is initially limited to €600,000,000 (except for such Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.08, 2.09, 2.11 or 12.03 of the Indenture). Additional Notes ranking equally with the Notes in all respects (or in all respects other than the issue date and, in some cases, the public offering price and the first interest payment date, and the initial interest accrual date) may be authenticated and delivered under the Indenture from time to time, without notice to or the consent of the registered Holders of the Notes, provided that if such further Notes are not fully fungible with the Notes for U.S. federal income tax purposes, the Issuer will cause such further Notes to be issued under a CUSIP number and/or ISIN number that is different from the CUSIP number and/or ISIN number printed on the Notes. Such further Notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

3.    The Notes shall be offered at an offering price equal to 98.914% of their principal amount, plus accrued interest, if any, from November 9, 2017 to the date of delivery, and in payment for which the Issuer shall receive 98.464% of their principal amount, plus accrued interest, if any, from November 9, 2017 to the date of delivery, after a discount to the underwriters of the Notes of 0.450% of their principal amount.

4.    The stated maturity of the principal of the Notes shall be November 9, 2027.

5.    The Notes will bear interest at a fixed rate of 1.100% per annum.

Interest on the Notes will accrue from November 9, 2017, or from the most recent interest payment date to which interest has been paid or provided for, but excluding the relevant interest payment date. The Issuer will make interest payments on the Notes annually in arrears on November 9 of each year, beginning on November 9, 2018, to the person in whose name the Notes are registered (i) in the case of notes represented by a global security, at the close of business on the Business Day (for this purpose a day on which Clearstream Banking S.A. (“Clearstream”) and Euroclear Bank SA/NV (“Euroclear”) are open for business) immediately preceding the interest payment date and (ii) in all other cases, 15 calendar days prior to the relevant interest payment date.

If an interest payment date for the Notes falls on a day that is not a Business Day, the interest payment shall be postponed to the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such interest payment date.

Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid or duly provided for on the Notes (or November 9, 2017 if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

6.    The Notes will be redeemable at the option of the Issuer on the terms described in the body of the Note. Other than with respect to a Change of Control Repurchase Event (as defined in the body of the Note), the Notes will not be repayable at the option of the Holders prior to their stated maturity date. The Notes will not be subject to any sinking fund.

7.    The Notes will be issued in registered, book-entry form only without interest coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

8.    The Notes shall be in such form or forms as may be approved by the authorized officers or agents of the Issuer and the authorized officers of the Parent Guarantor as provided in the Resolutions, such approval to be evidenced by the authorized officers’ or agents’ manual or facsimile signature on the Notes, provided that such form or forms of the Notes are not inconsistent with the requirements of the Indenture or the Resolutions and are substantially in the form or forms attached hereto as Exhibit A-1.

9.    The Notes shall be issued in the form of one or more Global Securities registered in the name of a nominee of the common safekeeper for Clearstream or Euroclear.

10.    Payments of principal of, interest on, and any other amounts payable with respect to the Notes are to be denominated in euro. If, on and after November 6, 2017, the euro is unavailable to the Issuer, or in the case of the Guarantee, the Parent Guarantor due to the imposition of exchange controls or other circumstances beyond the Issuer’s or the Parent Guarantor’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in United States dollars until the euro is again available to the Issuer or, in the case of the guarantee, the Parent Guarantor or so used. In such circumstance, the amount payable on any date in euro will be converted into United States dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or most recently prior to the second Business Day prior to the relevant payment date.

11.    The Notes are not issuable in Tranches.

12.    The Notes are not convertible into Securities of any other Series.

13.    Both Section 10.01(B)(ii) and Section 10.01(B)(iii) of the Indenture apply to the Notes. For purposes of the discharge and defeasance provisions, German government securities shall be used instead of U.S. Government Obligations in respect of payments due in euro on the Notes.

14.    The Parent Guarantor will fully, unconditionally and irrevocably guarantee to each Holder and the Trustee the full and prompt payment of principal of, premium, if any, and interest on the Notes, when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise, including any additional amounts required to be paid in connection with certain taxes. Any obligation of the Parent Guarantor to make a payment may be satisfied by causing the Issuer to make such payment.

15.    The Issuer and, in the event that payments are required to be made by the Parent Guarantor pursuant to its obligations under the Guarantee, the Issuer or the Parent Guarantor will pay additional interest on the Notes in such additional amounts on the terms described in the body of the Note.

EXHIBIT A-1

[FORM OF FACE OF NOTE]

THIS CERTIFICATE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE NOMINEE OF THE ENTITY APPOINTED AS COMMON SAFE-KEEPER (THE “CSK”) FOR CLEARSTREAM BANKING S.A. (“CLEARSTREAM”) AND EUROCLEAR BANK SA/NV (“EUROCLEAR” AND, TOGETHER WITH CLEARSTREAM, THE “CLEARING SYSTEMS”).

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE CSK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE CSK OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE CSK (AND ANY PAYMENT IS MADE TO THE CSK OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE CSK), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE CLEARING SYSTEMS, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE CSK OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

Whirlpool Finance Luxembourg S.à r.l.

1.100% Senior Notes due 2027 (the “Notes”)

No. 1	ISIN No. XS1716616179
Common Code No. 171661617
€600,000,000

WHIRLPOOL FINANCE LUXEMBOURG S.À R.L., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg having its registered office at 560A, rue de Neudorf, L-2220, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ register under number B 209.573 (the “Company”), which term includes any successor under the Indenture hereinafter referred to on the reverse hereof, for value received, promises to pay to the person whose name is entered in the register maintained by the Registrar in relation to the Notes (the “Registrar”) as the duly registered Holder in the aggregate principal sum of 600 million Euros (€600,000,000) or such other amount as indicated on the Schedule of Increases or Decreases in Global Note attached hereto, on November 9, 2027.

Interest Rate: 1.100% per annum.

Interest Payment Date: November 9 of each year, commencing November 9, 2018.

Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid or duly provided for on the Notes (or November 9, 2017 if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

WHIRLPOOL FINANCE LUXEMBOURG S.À R.L.

By:
Name:
Title:

Dated: November    , 2017

This is one of the Securities of the Series designated herein referred to in the within-mentioned Indenture.

Dated: November    , 2017

TRUSTEE’S CERTIFICATE OF AUTHENTICATION U.S. Bank National Association, as Trustee

By:
Authorized Signatory

EFFECTUATED for and on behalf of Clearstream Banking SA,as Common Safekeeper, without recourse, warranty or liability

By:
Authorized Signatory

Whirlpool Finance Luxembourg S.à r.l.

1.100% Senior Notes due 2027

Issuance in Euro

Payments of principal of, interest on, and any other amounts payable with respect to the Notes are to be denominated in euro. If, on and after November 6, 2017, the euro is unavailable to the Company, or in the case of the Guarantee, the Parent Guarantor due to the imposition of exchange controls or other circumstances beyond the Company’s or the Parent Guarantor’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in United States dollars until the euro is again available to the Company, or in the case of the Guarantee, the Parent Guarantor or so used. In such circumstance, the amount payable on any date in euro will be converted into United States dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or most recently prior to the second Business Day prior to the relevant payment date. Any payment in respect of the Notes so made in United States dollars will not constitute an Event of Default under the Notes or the Indenture governing the Notes. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the forgoing.

As used in this Note, unless otherwise noted, “Business Day” means any day, other than a Saturday or a Sunday, (1) that is not a legal holiday, or a day on which banking institutions are authorized or required by law or regulation to close in New York City or London and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

Interest

The Company promises to pay interest on the principal amount of this Note at the rate per annum described above. Interest on the Notes will accrue from November 9, 2017 or from the most recent date to which interest has been paid or provided for, but excluding the next interest payment date. If an interest payment date falls on a day that is not a Business Day, the interest payment date shall be postponed to the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such interest payment date.

The Company will pay interest annually in arrears on November 9 of each year, commencing November 9, 2018, to the person in whose name this Note is registered, (i) in the case of notes represented by a global security, at the close of business on the Business Day (for this purpose a day on which Clearstream Banking S.A. (“Clearstream”) and Euroclear SA/NV (“Euroclear”) are open for business) immediately preceding the interest payment date and (ii) in all other cases, 15 calendar days prior to the relevant interest payment date.

As set forth herein, the Company will pay additional interest on this Note in certain circumstances.

Payment of Additional Amounts

The Company and, in the event that payments are required to be made by the Parent Guarantor pursuant to its obligations under the Guarantee, the Company or the Parent Guarantor will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by the Company, the Parent Guarantor or a Paying Agent of the principal of, and premium, if any, and interest on the Notes to a Holder, after withholding or deduction for any future tax, assessment or other governmental charge imposed by Luxembourg, the United States or any other jurisdiction in which the Company or the Parent Guarantor or, in each case, any successor thereof (including a continuing Person formed by a consolidation with the Company or the Parent Guarantor, into which the Company or the Parent Guarantor is merged, or that acquires or leases all or substantially all of the property and assets of the Company or the Parent Guarantor) may be organized or resident for tax purposes, as applicable, or any political subdivision thereof or therein having the power to tax (a “Taxing Jurisdiction”), will not be less than the amount provided in this Note to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)	to any tax, assessment or other governmental charge that would not have been imposed but for the Holder (or the beneficial owner for whose benefit such Holder holds the Notes), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)    being or having been engaged in a trade or business in the Taxing Jurisdiction or having or having had a permanent establishment in the Taxing Jurisdiction;

(b)    having a current or former connection with the Taxing Jurisdiction (other than a connection arising solely as a result of the ownership of the Notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the Taxing Jurisdiction;

(c)    being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)    being or having been a “10-percent shareholder” of the Company or the Parent Guarantor as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(e)    being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)	to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)	to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the Taxing Jurisdiction or any taxing authority therein or by an applicable income tax treaty to which the Taxing Jurisdiction is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)	to any tax, assessment or other governmental charge that is payable otherwise than by withholding by the Company or a Paying Agent from the payment;

(5)	to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7)	to any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other Paying Agent;

(8)	to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)	to any tax, assessment or other governmental charge that would not have been imposed or withheld but for the beneficial owner being a bank (i) purchasing the Notes in the ordinary course of its lending business or (ii) that is neither (A) buying the Notes for investment purposes only nor (B) buying the Notes for resale to a third-party that either is not a bank or holding the Notes for investment purposes only;

(10)	to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of the foregoing or any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement; or

(11)	in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9), and (10).

This Note is subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to this Note. Except as specifically provided above, no payment will be required for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

Redemption of Notes

(A)    Optional Redemption

Prior the Par Call Date, the Company may, at its option, redeem the Notes in whole at any time or in part from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the Notes to be redeemed that would be due if the Notes to be redeemed matured on the Par Call Date (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption (the “Redemption Date”) on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus 15 basis points plus, in each case, accrued and unpaid interest on the Notes being redeemed to, but excluding, the Redemption Date.

On or after the Par Call Date, the Company may redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on interest payment dates falling on or prior to a Redemption Date will be payable on the interest payment date to the registered Holders as of the close of business on the relevant record date according to terms hereof and the Indenture.

The Company will mail or otherwise provide notice of any redemption at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Notes being redeemed. Once notice of redemption is mailed or provided, the Notes called for redemption will become due and payable on the Redemption Date and at the applicable redemption price, plus accrued and unpaid interest to, but excluding, the Redemption Date. So long as interests in the Notes are represented by one or more global notes, notices to Holders may be given by delivery to Euroclear and Clearstream for communication by them to the Holders, and such notices shall be deemed to be given on the date of delivery to Euroclear and Clearstream.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed (assuming, for this purpose, that the notes matured on the Par Call Date), or if such Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of the Reference Bond Dealers, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined above) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by the Independent Investment Banker.

“Independent Investment Banker” means one of the Reference Bond Dealers that the Parent Guarantor appoints as the Independent Investment Banker from time to time.

“Par Call Date” means August 9, 2027 (three months prior to the maturity of the Notes).

“Reference Bond Dealer” means each of BNP Paribas, J.P. Morgan Securities plc and Mizuho International plc, and their respective successors, except that if any of the foregoing ceases to be a broker of, and/or market maker in, German government bonds (a “Primary Bond Dealer”), the Parent Guarantor shall designate as a substitute another nationally recognized investment banking firm that is a Primary Bond Dealer.

On and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before the Redemption Date, the Company will deposit with the Paying Agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by a method the Trustee deems to be fair and appropriate or in case the Notes are represented by one or more global notes, beneficial interests therein shall be selected for redemption by Clearstream and Euroclear in accordance with their respective applicable procedures therefor. The Notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

(B)    Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the Taxing Jurisdiction, or any change in, or amendment to, an official position or judicial precedent regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after November 6, 2017, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described under the heading “Payment of Additional Amounts” hereof with respect to the Notes, then the Company may at any time at the Company’s option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days’ prior notice to the Holders, at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest on the Notes to, but excluding, the Redemption Date.

The Company will mail notice of any such redemption to the Holders within the notice period specified in the foregoing paragraph. So long as interests in the Notes are represented by one or more global notes, notices to holders may be given by delivery to Euroclear and Clearstream for communication by them to the Holders, and such notices shall be deemed to be given on the date of delivery to Euroclear and Clearstream.

Repurchase Upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless the Company has exercised its right to redeem the Notes as described above under “Redemption of Notes - Optional Redemption,” the Company will make an offer (the “Change of Control Offer”) to each Holder to repurchase all or any part (in integral multiples of €1,000) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control (as defined below), but after the public announcement of the Change of Control, the Company will mail or provide a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or otherwise provided (the “Change of Control Payment Date”), pursuant to the procedures described herein and described in such notice. So long as interests in the Notes are represented by one or more global notes, notices to Holders may be given by delivery to Euroclear and Clearstream for communication by them to the Holders, and such notices shall be deemed to be given on the date of delivery to Euroclear and Clearstream. The notice shall, if mailed or provided prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Company will comply with the requirements of Rule 14e-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions described herein by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(a)    accept for payment all Notes or portions of Notes properly tendered pursuant to the Company’s Change of Control Offer;

(b)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(c)    deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portion of Notes being purchased by the Company.

The Paying Agent will promptly mail or otherwise provide to each Holder of properly tendered Notes the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided, that each new Note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof. Notwithstanding the foregoing provisions of this section, while interests in the Notes are represented by one or more global notes, the registered holder(s) of the global notes will, on or prior to the Change of Control Repurchase Event payment date, give notice to the Trustee and the Paying Agent of any acceptance of such offer to repurchase as aforesaid in accordance with the standard procedures of Euroclear and Clearstream (which may include notice being given on its or their instructions by Euroclear or Clearstream or any depositary for them to the Paying Agent by electronic means).

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

“Below Investment Grade Rating Event” means the rating on the Notes are lowered and the Notes are rated below an Investment Grade Rating by any two of the three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade below investment grade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for the purposes of the definition of Change of Control Repurchase Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Parent Guarantor’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

•	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Parent Guarantor or one of its subsidiaries;

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as that term is defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of the Parent Guarantor’s voting stock; or

•	the first day on which a majority of the members of the Parent Guarantor’s Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Parent Guarantor becomes a wholly owned subsidiary of a holding company that has agreed to be bound by the terms of the Notes and (ii) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Parent Guarantor’s voting stock immediately prior to that transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, members of the Board of Directors of the Parent Guarantor who (i) were members of such Board of Directors on the date of the issuance of the Notes; or (ii) were nominated for election or elected to such Board of Directors with the approval of a majority of the continuing directors under clause (i) or (ii) of this definition who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Parent Guarantor’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings, Inc.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or equal to or higher than BBB– (or the equivalent) by S&P or Fitch, as applicable, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Parent Guarantor.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Parent Guarantor’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Parent Guarantor (as certified by a resolution of the Parent Guarantor’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or any of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors

Paying Agent and Registrar

Initially, Elavon Financial Services DAC, UK Branch will act as Paying Agent and Elavon Financial Services DAC will act as Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders.

Indenture; Defined Terms

This Note is one of the 1.100% Senior Notes due 2027 issued under an Indenture, dated as of November 2, 2016 between the Company, WHIRLPOOL CORPORATION, a Delaware corporation and the indirect parent of the Company (the “Parent Guarantor”), and the Trustee (as originally executed and delivered or, if amended or supplemented as therein provided, as so amended or supplemented or both, and including the forms and terms of particular Series of Securities established as contemplated thereunder, the “Indenture”).

Unless otherwise defined herein, capitalized terms herein are used as defined in the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. Sections 77aaa-77bbbb) (the “Trust Indenture Act”), as in effect on the date of the Indenture until such time as the Indenture is qualified under the Trust Indenture Act, and thereafter as in effect on the date on which the Indenture is qualified under the Trust Indenture Act. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement of them. To the extent the terms of the Indenture and this Note are inconsistent, the terms of this Note shall govern.

References to Euroclear and/or Clearstream shall, whenever the context so permits, be deemed to include a reference to any additional or alternative clearing system as may be approved by the Company, the Paying Agent and the Trustee.

Denominations; Transfer; Exchange

The Notes are in registered form, without coupons, in denominations of €100,000 and integral multiples of €1,000 in excess thereof. A Holder shall register the transfer or exchange of Notes in accordance with the Indenture. Notwithstanding the foregoing provisions of this paragraph, interests in Notes which are represented by a global note will be transferable in accordance with the rules and procedures effective from time to time of Euroclear and Clearstream, as the case may be.

Amendment; Supplement; Waiver

Subject to certain exceptions, the Notes and the provisions of the Indenture relating to the Notes may be amended or supplemented and any existing default or Event of Default or compliance with certain provisions may be waived with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding of each Series (including the Notes) under the Indenture that are affected by such amendment, supplement or waiver (voting as one class). Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes to, among other things, cure any ambiguity, defect or inconsistency or comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA, or make any other change that does not materially and adversely affect the rights of any Holder of a Note.

Defaults and Remedies

If an Event of Default under the Indenture occurs with respect to the Notes and shall not have been remedied or waived, unless the principal of all the Notes shall have already become due and payable, then either the Trustee or the Holders of not less than 25% in aggregate principal amount at maturity of the Notes then Outstanding, by written notice to the Company (and to the Trustee if given by such Holders), may declare the principal of all the Notes then Outstanding to be due and payable immediately, together with all accrued and unpaid interest thereon. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity as it reasonably requires. The Indenture permits, subject to certain limitations therein provided, Holders of not less than a majority in aggregate principal amount of the Notes then Outstanding to direct the Trustee in its exercise of any trust or power conferred on the Trustee with respect to the Notes by the Indenture. The Trustee may withhold from Holders of Notes notice of certain continuing defaults or Events of Default if it determines in good faith that withholding notice is in their interest.

Persons Deemed Owners

Subject to the second paragraph of this Section, a registered Holder may be treated as the owner of this Note for all purposes. Except as provided in the Section titled “Denominations; Transfer; Exchange” hereof, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not, subject to the second paragraph of this Section, be considered the owners or Holders under the Indenture, including for purposes of receiving any reports delivered by the Company or the Trustee pursuant to the Indenture.

In considering the interests of Holders while interests in the Notes are represented by one or more global notes held on behalf of Euroclear or, as the case may be, Clearstream, the Trustee may have regard to any information provided to it by such clearing systems or their respective operators as to the identity (either individually or by category) of its accountholders with entitlements in respect of Notes represented by the global notes and may consider such entitlements as if such accountholders were the Holders of the relevant Notes represented by such global notes.

Authentication

This Note shall not be valid until the Trustee manually signs the certificate of authentication on this Note.

Effectuation

This Note shall not be valid until it has been effectuated for or on behalf of the entity appointed as the Common Safekeeper by the relevant Clearing Systems.

Abbreviations and Defined Terms

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

CUSIP and ISIN Numbers

Pursuant to recommendations promulgated by the Committee on Uniform Security Identification Procedures and/or the International Securities Identification Numbers Organization, the Company has caused CUSIP numbers and/or ISIN numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

Further Issuances

The Company may create and issue additional notes pursuant to the Indenture, provided that if such additional notes are not fully fungible with the Notes for U.S. federal income tax purposes, the Company will cause such additional notes to be issued under a CUSIP number and/or ISIN number that is different from the CUSIP number and/or ISIN number printed on the Notes. Such additional notes will also be fully and unconditionally guaranteed by the Parent Guarantor (on the same terms and with the same ranking as the Guarantee).

Notices

Notices to Holders will be mailed to the registered holders, subject to the provisions herein. Any notice shall be deemed to have been given on the date of mailing. The Trustee will only mail notices to the registered Holder. The Trustee will mail notices as directed by the Company in writing by first-class mail, postage prepaid, to each registered Holder’s last known address as it appears in the Security Register that the Trustee maintains. Holders will not receive notices regarding the Notes directly from the Company unless the Company reissues the Notes in fully certificated form. So long as the interests in the Notes are represented by one or more global notes, notices to Holders may be given by delivery of the relevant notice to Euroclear and Clearstream for communication by them to the Holders, and such notices shall be deemed to be given on the date of delivery to Euroclear and Clearstream.

Satisfaction and Discharge; Defeasance

Section 10.01(B)(ii) and Section 10.01(B)(iii) of the Indenture apply to this Note. For purposes of the discharge and defeasance provisions of the Indenture, German government bonds shall be used as “Government Obligations.”

General; Guarantee

This Note is a general senior unsecured obligations of the Company and will rank equally in right of payment with all of the Company’s other senior unsecured indebtedness from time to time outstanding. This Note is fully, unconditionally and irrevocably guaranteed by the Parent Guarantor, as provided in Article 14 of the Indenture, on a senior unsecured basis and will rank equally in right of payment with all of the Parent Guarantor’s other senior unsecured indebtedness and guarantees from time to time outstanding.

Governing Law

The laws of the State of New York shall govern the Indenture, this Note and the Guarantee.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature

Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

Signature

Signature Guarantee:

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

NOTATION OF GUARANTEE

Whirlpool Corporation, a Delaware corporation (the “Guarantor”, which term includes any successor thereto under the Indenture (the “Indenture”) referred to in the security on which this notation is endorsed (the “Security”)), has unconditionally guaranteed, pursuant to the terms of the Guarantee contained in Article 14 of the Indenture, the due and punctual payment of the principal of and any premium and interest on this Security, when and as the same shall become due and payable in accordance with the terms of this Security and the Indenture.

The obligations of the Guarantor to the Holders of the Securities and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 14 of the Indenture and the Security. Reference is hereby made to such Article and Indenture for the precise terms of the Guarantee.

The Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Security upon which this notation of the Guarantee is endorsed shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized signatories.

WHIRLPOOL CORPORATION

By:
Name:
Title: